Exhibit 10.1

LISMORE CAPITAL

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

As of April 6, 2020

Deric Eubanks

Chief Financial Officer

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

RE:                Amended and Restated Ashford Trust Agreement

Dear Deric:

Lismore Capital II LLC (“Lismore”) and Ashford Hospitality Trust, Inc. (“Trust”) entered into that certain loan modification/extension agreement dated March 20, 2020 (the “Original Agreement”) and Lismore and Trust desire to and do hereby amend and restate the Agreement (the “Amended Agreement”) as follows:

1)	Trust hereby grants Lismore the right and authority during the Agreement Term (as defined herein) to negotiate the: (i) maturity date extension of the existing mortgage debt on Trust’s hotels listed on Addendum A hereto (an “Extension”); (ii) forbearance, refinancing or modification of the existing mortgage debt on Trust’s hotels listed on Addendum A and Addendum B hereto (other than an Extension, Principal Reduction or Debt to Equity Conversion) (a “Forbearance”); (iii) reduction in principal amount of the existing mortgage debt on Trust’s hotels listed on Addendum A hereto (a “Principal Reduction”); and (iv) conversion of all or a portion of any existing mortgage debt on Trust’s hotels listed on Addendum A hereto into equity or equity-like securities or other instruments of Trust (a “Debt to Equity Conversion” and, collectively with the Extension, Forbearance and/or Principal Reduction, the “Financing”).

2)	This Amended Agreement shall commence on the date hereof and shall end on the date that is twenty-four (24) months following the date hereof, or upon it being terminated by Trust on not less than thirty (30) days written notice (the “Agreement Term”).

3)	Lismore shall solicit proposals for the Financing (the "Financing Proposals"), which Financing Proposals shall set forth, in writing, the terms and conditions for the potential Financing. Trust retains absolute discretion to reject any Financing Proposal for any reason whatsoever, in which event it will not be liable for any fee described herein, or other compensation to Lismore on account of any such rejected Financing Proposal. Lismore shall keep Trust periodically informed as to the status of discussions concerning any Financing by regular report.

4)	Trust shall promptly provide all necessary information and documentation reasonably requested by Lismore for the purpose of securing the Financing.

5)	Lismore is acting as an independent contractor pursuant to this Agreement, is not acting as an agent of Trust or in a fiduciary capacity with respect to Trust, and is not assuming any duties or obligations other than those expressly set forth in this Agreement.

6)

Lismore shall be paid a fee of $2,571,712.86 in three equal installments of $857,237.62 per month beginning July 20, 2020, and ending on September 20, 2020. The parties acknowledge that Trust paid Lismore $2,571,712.86 pursuant to paragraph 6(ii) of the Original Agreement. Together, the payments referenced above are equal to, in the aggregate, 12.5 basis points (0.125%) of the aggregate loan obligations of Trust or its subsidiaries. In the event Trust does not complete, for any reason, Extensions or Forbearances during the term of this Agreement equal to or greater than $4,114,740,601, then Trust shall offset, against any fees owed by Trust or its affiliates pursuant to the Advisory Agreement (as defined below), a portion of the fee paid by Trust to Lismore pursuant to this paragraph equal to the product of (x) $4,114,740,601 minus the amount of Extensions or Forbearances completed during the term of this Agreement multiplied by (y) 0.125%.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, effective as of June 10, 2015, by and among Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, as amended.

7)	Lismore shall be paid a fee equal to 25 basis points (0.25%) of the amount of any loan, payable upon the acceptance by the applicable lender of any Forbearance or Extension of any loan listed on Addendum A. Any fee paid to Lismore related to any loan pursuant to this paragraph 7 shall in no event exceed 25 basis points (0.25%) of such loan.

8)	Lismore shall be paid a fee equal to 25 basis points (0.25%) of the amount of any loan, payable upon the acceptance by the applicable lender of any Forbearance of any loan listed on Addendum B; provided, however, in the event one or more third-party agents or contractors engaged by Trust, its advisors or their affiliates, other than Lismore, has secured an extension of the maturity date equal to or greater than twelve (12) months of any such loan, then the amount payable to Lismore under this paragraph 8 shall, instead, be 10 basis points (0.10%). Any fee paid to Lismore related to any loan pursuant to this paragraph 8 shall in no event exceed 25 basis points (0.25%) of such loan.

9)	Lismore shall be paid a fee upon the acceptance by any lender of any Principal Reduction of the loans listed on Addendum A equal to 75 basis points (0.75%) of the amount of any Principal Reduction (the “Principal Reduction Fee”).

10)	Lismore shall be paid a fee upon the acceptance by any lender of any Debt to Equity Conversion of the loans listed on Addendum A equal to 150 basis points (1.50%) of the implied conversion value (but in any case, no less than 50% percent of the face value of such loan or loans) (the “Conversion Fee”). For the avoidance of doubt, Lismore may be entitled to both a Principal Reduction Fee and a Conversion Fee in certain circumstances. For example, assuming a $100 million loan, Lismore obtains a Principal Reduction in the amount of $20 million, simultaneously or thereafter under this Amended Agreement Lismore obtains a Debt to Equity Conversion of $50 million with respect to the same loan and $30 million of the loan remains outstanding, Lismore shall be entitled to a Principal Reduction Fee of $150,000 ($20m x 0.75%) and a Conversion Fee of $750,000 ($50m x 1.50%). Alternatively, Lismore may not be entitled to both a Principal Reduction Fee and a Conversion Fee in certain circumstances. For example, assuming the same $100 million loan, Trust pays down $20 million of the loan with cash on hand, simultaneously or thereafter under this Amended Agreement Lismore obtains a Debt to Equity Conversion of $50 million with respect to the same loan and $30 million of the loan remains outstanding, Lismore shall be entitled no Principal Reduction Fee and a Conversion Fee of $750,000 ($50m x 1.50%).

11)	Trust, in its sole discretion, may: (i) add loans to Addendum A or Addendum B; (ii) delete loans from Addendum A or Addendum B; (iii) or move one or more loans from Addendum A to Addendum B or from Addendum B to Addendum A, by providing such revised addenda to Lismore and this Amended Agreement shall be deemed amended thereby without any further action required by Lismore or Trust.

12)	Trust agrees to reimburse Lismore within 15 days of billing and providing copies of receipts and invoices for all reasonable third-party out-of-pocket expenses incurred by Lismore in the performance of its duties under this Amended Agreement including, without limitation, travel, meals, lodging, market research, graphic design, printing and mailing costs. In no event shall reimbursable expenses exceed $10,000 without first receiving Trust’s written consent.

13)	Trust shall: (i) refer to Lismore all inquiries regarding a possible Financing from all parties; (ii) furnish to Lismore the names of all parties with which Trust has had discussions or contacts concerning a possible Financing; and (iii) not initiate or engage in any discussions concerning a possible Financing without the participation of Lismore. Trust shall provide Lismore and any parties potentially interested in providing Financing with all appropriate available information and material concerning the applicable hotel(s).

14)	In the event that Trust accepts a Financing described in this Amended Agreement within eight (8) months following the expiration of the Agreement Term (the “Tail Period”), the fees pursuant to paragraphs 7, 8, 9 and 10 above shall be due and payable to Lismore as if the Agreement Term had not expired.

15)	Should Lismore deem it necessary or advisable or should local laws require, Lismore shall have the right to procure the cooperation of a licensed real estate broker and/or mortgage broker to assist Lismore in representing Trust. Trust shall not pay any costs related to such co-brokerage arrangement, if any.

16)	This Agreement comprises the complete and exclusive statement of agreement between us, superseding all proposals, oral or written, and all other communications between us. Any future amendments or modifications to the Agreement shall only be made in writing and executed by both parties. If any provision of this Agreement is determined to be unenforceable, all other provisions shall remain in force.

17)	This Amended Agreement, and the validity, performance and/or enforcement hereof, whether in contract or tort, shall be exclusively governed by the laws of the State of Texas.

18)	Trust represents and warrants that it has the power and authority to bind all parties defined as “Trust” hereunder and that such parties are so bound by the signature on behalf of Trust affixed hereto. There is no other person or entity whose consent is required in connection with the performance of Trust’s obligations hereunder or to the contemplated transaction.

19)	All notices hereunder shall be in writing to the addresses of the parties set forth herein, and shall be deemed given if delivered by fax or email with a copy regular or express mail.

[Remainder of Page Intentionally Left Blank]

If this is in accordance with your understanding, kindly confirm your acceptance of this Amended Agreement by executing below.

Very truly yours,

Lismore Capital II LLC

By:	/s/ Deric Eubanks
Name:	Deric Eubanks
Its:	Chief Financial Officer
Date:	July 1, 2020

Ashford Hospitality Trust, Inc.

By:	/s/ Rob Hays
Name:	Rob Hays
Its:	Chief Executive Officer
Date:	July 1, 2020

Addendum A

BAML Pool 3

GACC – Crystal Gateway

MS – 17 Pack

JPM 8-Pack

GACC – RI Jax & RI Manchester

KEYS Pool B

Aareal – Hilton Alexandria

BAML – Atlanta Indigo

KEYS Pool A

Aareal – Le Pavillon

Southside Bank – Ashton

US Bank – Hilton Santa Cruz Scotts Valley

Key Bank – CY Manchester

BAML – Nashville/Princeton

BAML – Highland Portfolio

Prudential – Boston Back Bay

KEYS Pool E

Addendum B

Starwood Capital - ESM

JPM – La Posada

MS-20 Pool C2

KEYS Pool D

BAML Pool 5

MS-20 Pool C1

MS-20 Pool C3

Deutsche Bank - W Minneapolis - Foshay

MS – Rockbridge Sheraton Ann Arbor

KEYS Pool F

MS - Rockbridge 8 Pack

KEYS Pool C